UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2013 (July 23, 2013)

SAVIENT PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15313	13-3033811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Crossing Boulevard Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 418-9300

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In connection with the termination of his employment as President and Chief Executive Officer of Savient Pharmaceuticals, Inc. (the “Company”), Louis Ferrari entered into a Separation Agreement and General Release with the Company, dated July 23, 2013 (the “Separation Agreement”).

Under the terms of the Separation Agreement, Mr. Ferrari agreed to a general release, in favor of the Company, for all claims arising out of the termination of Mr. Ferrari’s employment, and agreed not to compete with the Company or solicit the Company’s clients, customers or employees for a period of one year. In addition, Mr. Ferrari agreed that all equity awards held by him that would otherwise have vested in full upon termination of his employment will instead vest one year later, on August 18, 2014. Mr. Ferrari also agreed to comply with the proprietary information, cooperation and non-disparagement covenants set forth in the Separation Agreement.

In exchange for these commitments by Mr. Ferrari, the Company agreed to pay Mr. Ferrari on the first business day following the effective date of the Separation Agreement, rather than on the effective date of the termination of Mr. Ferrari’s employment, an amount equal to $275,000, less all applicable federal, state and local employment and income taxes and other withholdings. This amount represents the unpaid portion of the $550,000 cash retention award to which he is entitled under his employment agreement with the Company and pursuant to a grant made to him by the Company on February 1, 2012. In accordance with the terms of the Separation Agreement, the payment will be made on August 1, 2013, rather than on August 18, 2013.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVIENT PHARMACEUTICALS, INC.

Date: July 25, 2013	By:	/s/ Philip K. Yachmetz
Philip K. Yachmetz Co-President & Chief Business Officer

EXHIBIT INDEX

Exhibit No.	Description

EX 10.1	Separation Agreement and General Release, dated July 23, 2013